Exhibit 99.1

Tidewater Announces Closing of $650 Million Offering of 9.125% Senior Unsecured Notes due 2030 and Entering into $250 Million Revolving Credit Facility

HOUSTON — Tidewater Inc. (NYSE: TDW) (“Tidewater” or “the Company”) today announced the closing of its previously announced private offering (the “Offering”) under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), of $650 million in aggregate principal amount of 9.125% senior unsecured notes due 2030 (the “2030 Notes”). The Company used the net proceeds from the Offering, together with cash on hand to: (i) repay in full the Company’s existing senior secured term loan; (ii) fund the redemption (the “Redemption”) of the Company’s outstanding 8.50% Senior Secured Bonds due 2026 (the “2026 Bonds”) and its outstanding 10.375% Senior Unsecured Bonds due 2028 (the “2028 Bonds”); and (iii) pay the premiums, accrued interest, fees and expenses related to the term loan payoff, Redemption of the 2026 Bonds and 2028 Bonds and the issuance of the 2030 Notes. The closing of the Offering satisfied the conditions associated with the Company’s exercise of its option to call for redemption all outstanding 2026 Bonds and 2028 Bonds.

In addition, effective today the Company entered into a senior secured five-year credit agreement (the “Credit Agreement”) providing for a new $250 million revolving credit facility. Borrowing availability under the Credit Agreement is subject to customary conditions precedent.

About Tidewater

Tidewater owns and operates the largest fleet of offshore support vessels in the industry, with 65 years of experience supporting offshore energy exploration, production and offshore wind activities worldwide.

Cautionary Statement

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding the Credit Agreement. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated. Additional risks and uncertainties are detailed in the Company’s most recent filings with the SEC, including under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Statements in this news release are made as of the date hereof, and the Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contacts

Tidewater Inc.

West Gotcher

Senior Vice President, Strategy, Corporate Development and Investor Relations

+1.713.470.5285